FOR IMMEDIATE RELEASE

OSAGE BANCSHARES TO VOLUNTARILY
DELIST FROM NASDAQ GLOBAL MARKET

Pawhuska, OK – February 17, 2010 – Osage Bancshares, Inc. (Nasdaq: OSBK), the holding company for Osage Federal Bank, today announced that it has submitted written notice to The Nasdaq Stock Market of its intention to voluntarily delist its common stock from the Nasdaq Global Market.  In light of the thin trading in the Company’s common stock and the number of its shareholders, the Company’s Board of Directors has determined that the expense of maintaining a Nasdaq listing outweighs the benefits.

The Company intends to file a Form 25 Notification of Removal from Listing and/or Registration with the Securities and Exchange Commission and The Nasdaq Stock Market on or about March 1, 2010 to effect the voluntary delisting.  The Company’s common stock will be removed from listing effective 10 calendar days from the date of the Form 25 filing.

The Company also announced its intention to file a Form 15 with the Securities and Exchange Commission to terminate its reporting responsibilities under the Securities Exchange Act of 1934 upon the effectiveness of the delisting of its common stock   The Company’s obligation to file periodic reporting such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, will be immediately suspended upon the filing of the Form 15.

The Company has not arranged for a listing of the Common Stock on another securities exchange or quotation system.  The Company anticipates that its common stock will be eligible for quotation on the OTC Bulletin Board following the delisting.  The Company intends to request to retain the trading symbol OSBK.

Osage Bancshares, Inc., through its subsidiary Osage Federal Bank, operates three offices and three automated teller machines in Osage and Washington Counties, Oklahoma.  At December 31, 2009, the Company had $160.9 million in assets, $111.1 million in deposits and $24.6 million in stockholders’ equity.

Statements contained in this new release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include: but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

Contact:	Sue A. Smith Vice President and Chief Financial Officer OSAGE BANCSHARES, INC. 918-333-8300